UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 21, 2005


                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)


            Arkansas                 0-6253                  71-0407808
  (State or other jurisdiction     (Commission            (I.R.S. Employer
       of incorporation)           File Number)          Identification No.)


    501 Main Street, Pine Bluff, Arkansas                      71601
  (Address of principal executive offices)                   (Zip Code)


                                 (870) 541-1000
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 2.02     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, Barry L. Crow, Chief Operating Officer, and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the Company's First Quarter Earnings Release Conference Call held at 3:00 P.M. Central Time on April 21, 2005.

     Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our first quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer and Barry Crow, our Chief Operating Officer.

     The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

     Our earnings release has been filed on Form 8-K and is also located at simmonsfirst.com in the Investor Relations earnings release section of our website.

     I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

     With that said, I will turn the call over to Tommy May.

     Thank you Bob, and welcome everyone to our first quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported record first quarter 2005 earnings of $5.9 million or $0.40 diluted EPS. This represents a $450,000, or $0.03 increase in diluted EPS over the same period last year, an increase of approximately 8.3%.

     We are pleased with the Company's solid financial performance in the first quarter. On a quarter over quarter basis, the increase in earnings is primarily attributable to the growth in the loan portfolio, an improvement in net interest margin, and an increase in the level of non-interest income. I would like to spend the next few minutes talking about each of these issues.

     On a quarter over quarter basis, the Company's net interest margin increased 14 basis points to 4.17%. This increase in net interest margin can be primarily attributed to the continued growth in real estate loans, combined with the reduction in interest expense resulting from the December 31, 2004 prepayment of $17.3 million of trust preferred securities. While we are pleased with the 14 basis point margin improvement, during March, we have seen some compression due to competitive pressures on deposit repricing and a temporary impact from a fairly aggressive corporate-wide deposit promotion based on our projected liquidity needs for the balance of the year. In all likelihood, we will see a continuation of deposit repricing as interest rates continue to rise from 50 year lows. We expect to utilize the $45 million generated in the deposit promotion to fund loans currently in our pipeline, thus a positive impact on margin. Considering these issues, we anticipate a flat to slightly compressed margin for Q2 05.

     Non-interest income for Q1 05 was $10.1 million, compared to $9.6 million for the same period in 2004, or a 4.4% increase. This increase in non-interest income can be primarily attributed to acquisitions completed in 2004, normal growth in transaction accounts, and improvements in the fee structure associated with our deposit accounts.

     The Company continues to experience pressure in the mortgage and investment banking areas due to the rising interest rate environment. The decrease in income related to these two areas in Q1 05 was $226,000, when compared to the same period in 2004.

     Due to our long-term membership in Pulse EFT, a regional ATM switching network, the Company received a one-time $250,000 distribution as a part of the proceeds when Pulse merged with Discover Financial Services.

     Now let me move to the expense category. Non-interest expense for the first quarter was $21.4 million, an increase of $1.7 million, or 8.7%, from the same period in 2004. The increase is primarily due to the 2004 acquisitions and the normal increased cost of doing business. Excluding acquisitions, the increase in non-interest expense was 4.6%.

     Now, let me shift our focus to the loan portfolio. As of March 31, 2005, loans totaled $1.6 billion, an increase of $82 million, or 5.5%, from the same period a year ago. We continue to be pleased with the loan demand in our construction, residential and commercial real estate loan portfolios, which in aggregate increased 11.5%. However, portions of the consumer market remain a challenge. We continue to experience significant competitive pressure from the credit card industry and financing incentives from automobile manufacturers.

     Concerning our credit card operations, we continue to lose a portion of our cardholder base to the very aggressive pricing of the very large credit card banks. Over the last two years, our portfolio has decreased by approximately $10 million per year, and we anticipate the same reduction relative to the average portfolio for 2005. In order to reverse this trend, we have introduced several new initiatives that will make our product more competitive. Our primary initiative is to move as many qualifying accounts as possible from our standard VISA product to our Platinum VISA Rewards product. The Platinum card is very competitive and carries a low fixed interest rate of 8.95% and offers the customers competitive air mileage based on their purchases. Our plans are to expand the rewards program beyond the air mileage offering. We believe that the increased usage will more than offset the increased cost. Needless to say, our credit card portfolio carries a very significant potential premium that is not reflected on our balance sheet, and is a significant contributor to the earnings of the Company.

     Asset quality for the first quarter continued to strengthen as non-performing assets decreased by $5.1 million from the same period last year, a 28% decrease. On a quarter over quarter basis, the non-performing assets ratio was 0.83% and 1.23%, respectively. On a linked quarter basis, non-performing assets decreased by approximately $700,000. Non-performing loans to total loans improved to 0.75% from 1.05% from the same period last year. The allowance for loan losses improved to 223% of non-performing loans as of March 31, 2005 compared to 170% as of March 31, 2004. At quarter end, the allowance for loan losses equaled 1.67% of total loans.

     The net charge-off ratio for the quarter was 59 basis points. When adjusted for credit card net charge-offs, that ratio is 37 basis points. As you may recall, we have mentioned in previous teleconferences potential asset quality concerns related to the catfish industry. Included in the net charge-off ratio is a charge-off on a single loan associated with the catfish industry. Excluding credit card and the catfish loan, net charge-offs for Q1 05 would be 4 basis points. As a reminder, the credit card net charge-offs as a percent of the credit card portfolio was 2.77% for Q1 05, which is approximately 300 basis points below the industry average of 5.76%.

     The Company's stock repurchase program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During Q1 05, the Company repurchased approximately 262,000 shares. This includes 11,500 shares that were a part of our repurchase plan, and an additional 250,000 shares negotiated in a private transaction that was outside of our plan. The Company continues to be active in repurchasing its stock.

     Let us take a minute to update you on our current branch expansion plans. You will see that our expansion focus is on the growth markets of Arkansas. We have begun construction on a new branch facility in Bentonville, our first entry into that fast-growing community. When this branch is completed, we will have 11 financial centers in Northwest Arkansas MSA, the fastest growing region of Arkansas.

     We have also acquired land and have begun construction of a new branch facility in Van Buren, which compliments our branch network in Ft. Smith, the second largest city in Arkansas. When this branch is completed, we will have 5 financial centers in the Fort Smith area.

     In Central Arkansas, we have two new facilities under construction in Little Rock and another facility in Conway. When these new locations come on line, we will have nine financial centers in the Little Rock MSA. We expect these five new facilities to open before the end of this year.

     In addition, we have acquired or are in the process of acquiring property for expansion in 2006. These locations include Rogers, El Dorado, Beebe, Ft. Smith, and Little Rock.

     As previously announced, we did close three small financial centers during the first quarter of 2005. The decisions to close these financial centers are a part of our on-going efforts to improve the efficiency of our branching network, many of which were acquired through mergers and acquisitions.

     As a matter of information, we are currently in the process of investing $25 million in Bank Owned Life Insurance. As you know, the regulatory limit for BOLI is 25% of capital and our investment will be at approximately 12.5%. The $25 million will be moved from earning assets to other assets, thus decreasing margin by about 2 basis points. However, we project a $0.03 increase in EPS and a 20 basis point improvement in ROE. The 2005 EPS impact of the BOLI transaction is approximately $0.02. We expect to close the transaction by the first of May.

     We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

     This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Tina to come back on the line and, once again, explain how to queue in for questions.



                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   SIMMONS FIRST NATIONAL CORPORATION



Date: April 21, 2005               By: /s/ Robert A. Fehlman
      --------------                   -----------------------------------------
                                       Robert A. Fehlman, Senior Vice President
                                       and Chief Financial Officer